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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

               NAME: Active Assets Institutional Government Securities Trust
                     ----------------------------------------------------------
                     (a Massachusetts Business Trust)

Address of Principal Business Office (No. & Street, City, State, Zip Code):

c/o Morgan Stanley Trust, Harborside Financial Center, Jersey City,
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New Jersey 07311
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Telephone Number (including area code): 800 869-6397
                                        ------------

Name and address of agent for service of process:
Barry Fink, Esq.,  Harborside Financial Center, Jersey City,
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New Jersey 07311
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Check Appropriate Box:

                    Registrant is filing a Registration Statement pursuant to
                    Section 8(b) of the Investment Company Act of 1940 con-currently with the filing of Form N-8A: Yes X No
                                                               ---   ---

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 22nd day of January, 2002.

                        Active Assets Institutional Government Securities Trust
                                             (SEAL)

                              By:  /s/ Barry Fink
                                   --------------------------
                                   Barry Fink
                                   Vice President

     Attest:  /s/ Natasha Kassian
             --------------------------
                  Natasha Kassian
                  Assistant Secretary